Exhibit 99.1

YouthStream Media Networks, Inc.

Announces Signing of Letter of Intent
to Acquire Kentucky Steel Producer

New York, New York, July 19, 2004 – YouthStream Media Networks, Inc. (OTC Bulletin Board: YSTM) (the “Company”), announced that effective July 18, 2004, it had entered into a preliminary letter of intent with KES Holdings, LLC (“KES Holdings”) to acquire KES Acquisition Company, LLC (“KES Acquisition”), a 100%-owned subsidiary of KES Holdings.  As previously disclosed in the Company’s periodic reports, the Company currently owns a 1.00% membership interest in KES Holdings.

KES Holdings acquired certain assets of a bankrupt non-operating steel producer, Kentucky Electric Steel, Inc., consisting of a steel mini-mill located in Ashland, Kentucky, in September 2003.  The steel mini-mill has been in operation for approximately 50 years and was refurbished by KES Acquisition subsequent to its acquisition.  The refurbished steel mini-mill has been generating revenues since early 2004.

In conjunction with the proposed acquisition, the Company will form a new subsidiary in which it will own 80.01% of the outstanding common stock, and will capitalize that subsidiary with $500,000.  In connection with the acquisition, the new subsidiary is expected to issue (i) $25 million of its non-convertible non-voting redeemable preferred stock with a redemption price equal to $25 million and a 13% annual cumulative dividend and (ii) senior subordinated promissory notes in the aggregate principal amount of $40 million with an annual interest rate of 8% to holders of KES Holdings, excluding the Company.  The remaining 19.99% common stock interest in the new subsidiary will be owned by KES Holdings and other persons or entities that, prior to the acquisition, were investors in KES Holdings.

The letter of intent is subject to, among other conditions, satisfactory completion of due diligence, negotiation, preparation and execution of definitive transaction documents, preparation of consolidated financial statements, compliance with state and federal securities laws and regulations, and receipt of the requisite corporate approvals.  The transaction is expected to close in the fourth calendar quarter of 2004.  However, as a result of the foregoing uncertainties, there can be no assurances that the transaction will be completed.  Furthermore, even if the transaction is completed, there can be no assurances that the future operations of the steel mini-mill will be successful.

Robert Scott Fritz, a director of the Company, is an investor in KES Holdings.  Hal G. Byer, another director of the Company, is a senior officer of Libra Securities, LLC, a registered NASD broker-dealer (“Libra”), and has an economic interest in KES Holdings through his relationship with Libra.  Certain other affiliates of Libra are also investors in KES Holdings, including one such investor who is also a principal stockholder of the Company.

Cautionary Statement Pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995:

This news release contains “forward-looking” statements, which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, among others, statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts.  The forward-looking statements in this news release are subject to risks and uncertainties that could cause actual results to differ materially from those results expressed in or implied by the statements contained herein.  The Company undertakes no obligations to revise or update any forward-looking statements contained herein in order to reflect events or circumstances that may arise after the date of this news release.

For further information, contact the Company’s investor relations at 212-883-0083.